As of October 31, 2015, the following
persons or entities now own
more than 25% of a funds voting securities.

Person/Entity

TRUST COMPANY OF AMERICA
ACCESS FLEX HIGH YIELD          40.11%

CHARLES sCHWAB AND CO INC	33.36%
ACCESS FLEX BEAR HIGH YIELD

As of October 31, 2015, the following
persons or entities no longer own
more than 25% of a funds voting securities.

Person/Entity

NATIONAL FINANCIAL SERVICES LLC
ACCESS FLEX HIGH YIELD

LPL FINANCIAL
ACCESS FLEX BEAR HIGH YIELD